Exhibit 99.1

Press Release

Contacts: Chris Pitre Vice President, Investor Relations and Corporate Development chris.pitre@rowancompanies.com +1 713 968 6642	Carrie Prati Manager, Marketing and Investor Relations carrie.prati@rowancompanies.com +1 713 960 7581

FOR IMMEDIATE RELEASE

August 22, 2016

Rowan Companies Appoints New Board Member

HOUSTON, TEXAS -- Rowan Companies plc (“Rowan” or the “Company”) (NYSE: RDC) announced today the appointment of Charles L. Szews to the Board of Directors, effective immediately. With this addition, the Rowan Board now comprises ten directors, of whom nine are independent.

Mr. Szews previously served as Chief Executive Officer of Oshkosh Corporation, a designer, manufacturer and marketer of specialty vehicles and vehicle bodies, before retiring in December 2015. Mr. Szews held several other positions at Oshkosh, including President and CEO from 2011 to 2012, President and Chief Operating Officer from 2007 to 2011 and Executive Vice President and Chief Financial Officer from 1997 to 2007. Mr. Szews currently serves as a director of Commercial Metals Company and previously served as a director of Gardner Denver Inc. and Oshkosh Corporation.  Mr. Szews was recommended to the Company by one of its largest shareholders, Blue Harbour Group, L.P., which has entered into a Support Agreement in connection with Mr. Szews’ appointment to the Board.

Rowan’s Chief Executive Officer Tom Burke commented, “We believe Charlie’s extensive operational and financial experience including his background in manufacturing, technology and international markets will be a great asset for our Board.”

Rowan is a global provider of contract drilling services with a fleet of 31 mobile offshore drilling units, composed of 27 self-elevating jack-up rigs and four ultra-deepwater drillships. The Company's fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Central and South America. The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC.” For more information on the Company, please visit www.rowan.com.

2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056

Tel: (713) 621-7800